EXHIBIT 4.24

Contract no: Hu Xin Zi 2010-X-38

Address: Huludao

Date: June 1, 2011

PURCHASE AND SALE CONTRACT

The Buyer: Huludao Zinc Industry Co., Ltd.

The Seller: Wuhu Feishang Mining Development Co., Ltd.

1.

NAME and QUANTITY OF COMMODITY: Zinc Sulfuration Concentrate, sales by actual delivery.

	Total	Jun 2011	Jul 2011	Aug 2011	Sep 2011	Oct 2011	Nov 2011	Dec 2011
Tonnes	5200	1600	600	600	600	600	600	600

2.

QUALITY：The Seller shall guarantee that the commodity must be in conformity with the quality requirements, technical standards of YA/T320-2007, as well as the condition and terms as required by the Buyer.

3.

TRANSPORTATION: Railway Transportation: Bulk goods transport.  Terminal of destination is the Shenju Mazhangfang Station, special line for the Buyer only; consignee shall be the Buyer, which should not be changed without permission from the Buyer.  The Seller will be responsible for transportation costs, examination fee charged by check points, and any penalty of overweight.

4.

UNIT PRICE: Quoted as the grade of Zinc is 50%; accounted based on the average 0# Zinc price of the current month published on website of the Shanghai Nonferrous metals upon delivery.  The actual price is equal to the average price minus processing charges; or equal to the average price multiplied by a deduction rate.  Processing charges or payment deduction rate of next month would be determined during the 25th to 27th of each month by both parties through formal letter or fax.

5.

PAYMENT: Prior to 12th of each month, the Buyer shall issue a list of the goods received for the previous month. The Buyer shall issue VAT invoice in according to the list. The Buyer shall pay 85% of the total sales proceeds when receiving the goods. The remaining 15% of payment shall be made in 10 days after the 17% value-added tax invoice has been issued by the Seller.

6.

INSPECTION: Inspection result as per Buyer’s measurement, sampling and examination at destination should be final.  In case the Seller disagrees with the inspection result, a written document will be submitted to the Buyer for negotiation within 3 month after the outcome of the inspection result.  Sample for arbitration should be sealed up for onward submission to the authorized commission for verdict or authorized National Nonferrous Metal Test Center for arbitration, in which the final result will be executed.

7.

WARRANTY: To secure the transaction, separate contract against delivery should be attached to this contract, as Annex.

8.

LIABILITY FOR BREACH OF CONTRACT:

(i)

In case there are counterfeit and inferior goods, punishment will be carried out based on the document issued by the QC department of the Buyer.

(ii)

In case any liability for breach of the contract are not covered in this contract, the "Contract Law of the People’s Republic of China" should be applied accordingly.

9.

SETTLEMENT OF DISPUTE: Both parties should resolve any dispute arising from the execution of the contract through amicable negotiation.  In case no settlement is reached, the dispute shall be submitted to the court that has the jurisdiction over the matter.

10.

OTHER TERMS:

(i)

The moisture of Zinc Sulfuration Concentrates should be less than 12% in summer and less than 8% in winter.

(ii)

The Seller shall inform the Buyer in advance in case the Pb more than 2% and S less than 24% in the Zinc Sulfuration Concentrate content.

(iii)

Any liability arising from the business under this contract is non-transferrable, unless otherwise agreed by the beneficiary of the liability.

11.

VALIDATY OF CONTRACT: The contract is effective upon the sign and seal of both parties.

The Buyer

Names of The Buyer:

/s/ Huludao Zinc Industry Co., Ltd.

Address: Longgang District Mazhangfang

Legal Representative：Hai Jian

Tel: (0429) 2025504

A/C with Bank: ICBC Longgang Branch

A/C no: 2xxxxxxxxxxxx

Tax ID no.: 21140312076702X

Zip Code: 125003

The Seller

Names of The Seller:

/s/ Wuhu Feishang Mining Development Co., Ltd.

Address: Wuhu Fanchang Xingang Fanxin Road

Legal Representative: Cao Zhirong

Tel: (0553) 7337566/ 7337509

A/C with Bank: ICBC Fanchang Branch

A/C no: 1xxxxxxxxxxxxxxxxxx

Tax ID no: 340222738937836

Zip Code: 241202